Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2009 Fourth Quarter and Full Year Results

–   Quarterly revenue of $13.6 million compared to $12.6 million in the same prior year quarter. Current quarter results included $0.9 million in VOD revenue from the one-time settlement of a prior period customer balance  –

–   Earnings per share of $0.06 in the current quarter which included a $1.2 million impairment and restructuring expense  –

–   Cash flow from operations of $8.5 million for full fiscal year 2009  –

BOULDER, COLORADO, June 11, 2009 — New Frontier Media, Inc. (Nasdaq: NOOF), a leading provider of transactional television and the international distribution of independent general motion picture entertainment, reported its results for the fiscal 2009 fourth quarter and fiscal year ended March 31, 2009.

“New Frontier Media reported solid financial results as compared to the same period last year.   We continue to remain focused on strengthening our business and distinguishing ourselves from the competition in this market,” said Michael Weiner, chief executive officer of New Frontier Media, Inc. “We expect the fiscal year 2010 outlook for the Transactional TV segment to be positive.  We generated nearly $1 million of revenue from new international distribution during the second half of fiscal year 2009 and we added three million new video-on-demand customers domestically in February 2009.  We expect to realize a full year benefit from this new distribution in fiscal year 2010.  We have also had success adding additional hours of video-on-demand content on existing customer platforms, and we have replaced our competitors’ pay-per-view channels in certain geographic markets.  We are focused on continuing to distribute the top performing content through our cable and satellite customers.  We expect our overall efforts will result in meaningful revenue growth for the Transactional TV segment in fiscal year 2010.”

“We are also expecting improved performance from the Film Production segment in fiscal year 2010.  We expect to deliver the remaining titles from our third installment of a thirteen episode series in the first quarter of fiscal year 2010.  Additionally, we have several other initiatives that should contribute revenue growth to the segment, including a new producer-for-hire agreement, the distribution of our mainstream content to DVD retail businesses and the distribution of mainstream content to video-on-demand homes.”

Mr. Weiner continued, “We analyzed the Direct-to-Consumer set-top box and certain other new business development activities during the fourth quarter of fiscal year 2009.  Based on the analysis, we elected to stream-line those operations in order to adjust to the current economic environment.  Overall, we are optimistic about fiscal year 2010 and expect that New Frontier Media will grow its revenue as well as net income and cash flows from operations.”

Fourth Fiscal Quarter Financial Highlights: March 31, 2009 Compared to March 31, 2008

•                  Revenue was $13.6 million, including $0.9 million of revenue as a result of the settlement described below, as compared to $12.6 million.

•                  Transactional TV segment revenue was $10.7 million in the current quarter.  Pay-per-view revenue was $4.4 million as compared to $5.3 million in the same prior year quarter, and we believe the decline is due to the continued economic downturn and corresponding reduction in consumer buys. The pay-per-view revenue decline was offset by an increase in video-on-demand revenue primarily from a $0.9 million settlement of historical balances with a domestic cable customer.

•                  Film Production segment revenue increased to $2.6 million as compared to $1.4 million primarily due to the delivery of owned content to premium cable channel customers including the partial delivery of the third installment of a thirteen episode series.

•                  Direct-to-Consumer segment revenue declined by approximately $0.2 million due to a reduction in website traffic which we also believe is primarily related to the economic downturn.

•                  Cost of sales increased to $4.6 million from $3.6 million primarily due to:

•                  an increase of $0.3 million from the Transactional TV segment due to higher transport costs to support additional video-on-demand distribution, higher transponder costs to support additional pay-per-view channels and higher amortization costs from distributing higher quality content;

•                  an increase in the Film Production segment’s film cost amortization related to the increase in owned content revenue; and

•                  an increase of $0.3 million from the Direct-to-Consumer segment’s set-top box test business model which was restructured at the end of the current quarter.

•                  Operating expenses were $7.0 million as compared to $6.1 million and were impacted by:

•                  an increase in Transactional TV segment promotion and advertising expense related to new sales initiatives;

•                  $1.2 million in restructuring and intangible asset impairment charges primarily associated with the set-top-box and other initiatives within the Direct-to-Consumer segment; and

•                  a $0.7 million decline in Corporate Administration costs primarily due to lower compensation expenses compared to the same prior year quarter.

•                  Net income for the quarter was $1.2 million, or $0.06 per share, as compared to $1.9 million, or $0.08 per share, in the same prior year quarter.

Full Year Results

For the fiscal year ended March 31, 2009, net sales were $52.7 million as compared to $55.9 million in the prior fiscal year.  The Company reported a net loss for fiscal year 2009 of $5.2 million, or $0.24 per share, compared to net income of $8.7 million, or $0.36 per share, in the prior fiscal year.  The fiscal year 2009 results included approximately $12.4 million of goodwill, asset impairment and restructuring charges as compared to $1.2 million in fiscal year 2008.  Cash flow from operations in fiscal year 2009 increased to $8.5 million from $8.2 million in prior fiscal year.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures as defined in Item 10 of Regulation S-K, including EBITDA and Adjusted EBITDA on a consolidated basis for the quarter and fiscal year ended March 31, 2009 and 2008.  The Company believes these measures provide useful information to management and to investors; however, these non-GAAP measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.  A reconciliation of EBITDA and Adjusted EBITDA as compared to the most directly comparable GAAP financial measure, net income (loss), is presented in a reconciliation table that follows our presentation of Consolidated Operating Results below.  EBITDA is calculated as net income (loss) plus depreciation, amortization, and income taxes, plus or minus other income (expense); and Adjusted EBITDA is calculated as EBITDA less cash paid for content, plus goodwill, asset impairment and restructuring charges.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (888) 549-7880. To participate in the web cast please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on June 11, 2009 at (800) 406-7325, access code 4091972.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on the company’s corporate web site, www.noof.com, under “Investor Relations/News Releases”.

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes’’, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and the Company assumes no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading producer and distributor of branded television networks and on-demand programming. The Company delivers nine full-time transactional adult-themed pay-per-view networks to cable and satellite operators across the United States. These services reach over 190 million network homes. Additionally, the Company is a leading provider of content to video-on-demand platforms on cable and satellite. The Company’s programming originates at New Frontier Media’s state of the art digital broadcast center in Boulder, Colorado. The Company owns thousands of hours of digital content and partners with movie studios to bring together a variety of transactional adult entertainment available today.

New Frontier Media’s Film Production segment produces original motion pictures that are distributed in the U.S. on premium movie channels, such as Cinemax® and Showtime®, and internationally on similar services. The Film Production segment also develops and produces original event programming that is widely distributed on satellite and cable pay-per-view. This segment also represents the work of a full range of independent film producers in markets around of the globe.

For more information about New Frontier Media, Inc. contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)
	Quarter Ended March 31,		Year Ended March 31,
	2009	2008	2009	2008
			(Unaudited)
Net sales	$13,599	$12,620	$52,654	$55,911

Cost of sales	4,582	3,558	17,060	17,686

Gross margin	9,017	9,062	35,594	38,225

Operating expenses excluding impairment and restructuring charges	5,718	6,128	26,171	23,987
Goodwill, asset impairment and restructuring charges	1,232	9	12,433	1,150
Total operating expenses	6,950	6,137	38,604	25,137

Operating income (loss)	2,067	2,925	(3,010)	13,088

Other income (expense)	(49)	91	418	651

Income (loss) before provision for income taxes	2,018	3,016	(2,592)	13,739

Provision for income taxes	(827)	(1,130)	(2,596)	(5,079)

Net income (loss)	$1,191	$1,886	$(5,188)	$8,660

Basic income (loss) per share	$0.06	$0.08	$(0.24)	$0.36

Diluted income (loss) per share	$0.06	$0.08	$(0.24)	$0.36

Dividends declared per common share	$—	$0.13	$—	$0.50

Average outstanding shares of common stock	19,921	23,782	22,039	24,020

Common stock and common stock equivalents	19,921	23,839	22,039	24,148

EBITDA and Adjusted EBITDA

	(Unaudited)		(Unaudited)
	Quarter Ended March 31,		Year Ended March 31,
	2009	2008	2009	2008

Net Income (Loss)	$1,191	$1,886	$(5,188)	$8,660

Adjustments:
Other income (expense)	49	(91)	(418)	(651)
Provision for income taxes	827	1,130	2,596	5,079
Depreciation and amortization	2,524	1,766	9,102	8,285
EBITDA	4,591	4,691	6,092	21,373
Cash paid for content(1)	(1,279)	(2,139)	(6,933)	(8,646)
Goodwill, asset impairment and restructuring charges	1,232	9	12,433	1,150
Adjusted EBITDA	$4,544	$2,561	$11,592	$13,877

(1) Amount includes total cash paid for prepaid distribution rights and capitalized film costs.

Consolidated Balance Sheets

(in thousands)

	March 31, 2009	March 31, 2008
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,049	$18,325
Restricted cash	16	38
Marketable securities	90	930
Accounts receivable, net	10,242	13,873
Taxes receivable	683	—
Deferred tax assets	358	620
Prepaid and other assets	1,652	1,899
Total current assets	29,090	35,685
Equipment and furniture, net	5,573	4,774
Prepaid distribution rights, net	10,933	10,381
Recoupable costs and producer advances, net	4,999	2,448
Film costs, net	6,672	7,626
Goodwill	8,599	18,608
Other identifiable intangible assets, net	1,630	3,120
Other assets	1,043	1,019
Total assets	$68,539	$83,661

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,144	$2,937
Dividend payable	—	2,982
Taxes payable	—	760
Producers payable	950	1,012
Deferred revenue	737	984
Accrued compensation	1,188	1,817
Deferred producer liabilities	1,970	2,862
Short-term debt	4,000	—
Accrued other liabilities	2,112	2,257
Total current liabilities	13,101	15,611
Deferred tax liabilities	903	795
Taxes payable	242	216
Other long-term liabilities	718	1,002
Total liabilities	14,964	17,624

Commitments and contingencies

Shareholders’ equity:
Common stock	2	2
Additional paid-in capital	54,702	61,854
Retained earnings (accumulated deficit)	(997)	4,191
Accumulated other comprehensive loss	(132)	(10)
Total shareholders’ equity	53,575	66,037
Total liabilities and shareholders’ equity	$68,539	$83,661

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended March 31,
	2009	2008
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$(5,188)	$8,660
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	9,102	8,285
Tax benefit from option/warrant exercises	—	227
Share-based compensation	902	906
Deferred taxes	212	(288)
Charge for goodwill impairment	10,009	—
Charge for asset impairments other than goodwill	2,235	1,150
Reversal of uncertain tax positions	(429)	—
Reversal of interest expense for uncertain tax position	(429)	—
Changes in operating assets and liabilities
Accounts receivable	3,631	(1,624)
Accounts payable	(458)	694
Prepaid distribution rights	(4,171)	(4,553)
Capitalized film costs	(2,762)	(4,093)
Deferred revenue	(247)	95
Producers payable	(62)	(37)
Taxes receivable and payable, net	182	237
Accrued compensation	(629)	(1,481)
Recoupable costs and producer advances, net	(2,751)	(1,360)
Other assets and liabilities, net	(642)	1,366

Net cash provided by operating activities	8,505	8,184

Cash flows from investing activities:
Purchase of marketable securities	(2,011)	(2,828)
Redemption of marketable securities	2,846	11,201
Purchases of equipment and furniture	(2,700)	(2,058)
Purchases of intangible assets	(810)	(400)
Payment of related party note arising from business acquisition	(21)	(626)

Net cash provided by (used in) investing activities	(2,696)	5,289

Cash flows from financing activities:
Purchases of common stock	(9,058)	(3,874)
Payment of dividends	(2,982)	(9,023)
Proceeds from line of credit	4,000	—
Proceeds from stock option and warrant exercises	—	511
Excess tax shortfall from option/warrant exercises	—	(107)

Net cash used in financing activities	(8,040)	(12,493)

Net increase (decrease) in cash and cash equivalents	(2,231)	980
Effect of exchange rate changes on cash and cash equivalents	(45)	—
Cash and cash equivalents, beginning of period	18,325	17,345

Cash and cash equivalents, end of period	$16,049	$18,325

Segment Summary Data (1)

(In millions)

	(Unaudited)			(Unaudited)
	Quarter Ended March 31,			Year Ended March 31,
	2009	2008	% change	2009	2008	% change

Net sales
Transactional TV	$10.7	$10.7	0%	$42.6	$41.0	4%
Film Production	2.6	1.4	86%	8.6	13.1	-34%
Direct-to-Consumer	0.3	0.5	-40%	1.5	1.8	-17%
Total net sales	13.6	12.6	8%	52.7	55.9	-6%

Cost of sales
Transactional TV(2)	3.0	2.7	11%	11.5	11.0	5%
Film Production	1.1	0.6	83%	3.6	5.9	-39%
Direct-to-Consumer(2)	0.5	0.2	#	2.0	0.8	#
Total cost of sales	4.6	3.6	28%	17.1	17.7	-3%

Operating expenses
Transactional TV	2.3	2.0	15%	9.5	8.6	10%
Film Production(3)	1.2	1.1	9%	15.9	5.0	#
Direct-to-Consumer(4)	1.7	0.5	#	3.3	1.2	#
Corporate Administration	1.8	2.5	-28%	9.9	10.4	-5%
Total operating expenses	7.0	6.1	15%	38.6	25.1	54%

Operating income (loss)
Transactional TV	5.4	6.1	-11%	21.6	21.4	1%
Film Production	0.3	(0.3)	#	(10.9)	2.2	#
Direct-to-Consumer	(1.9)	(0.3)	#	(3.8)	(0.2)	#
Corporate Administration	(1.8)	(2.5)	28%	(9.9)	(10.4)	5%
Total operating income (loss)	$2.1	$2.9	-28%	$(3.0)	$13.1	#

(1) Amounts in this schedule may not sum due to rounding.

(2) The Company has reclassified certain prior year prepaid distribution rights amortization from the Transactional TV segment to the Direct-to-Consumer segment to conform with the current period presentation.

(3) The fiscal year ended March 31, 2009 operating expenses include a $10.0 million goodwill impairment charge and a $1.1 million film cost impairment charge.  The fiscal year ended March 31, 2008 operating expenses include a $0.7 million film cost impairment charge.

(4) The quarter and fiscal year ended March 31, 2009 operating expenses include a $0.9 million intangible asset impairment charge and a $0.2 million restructuring charge.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(In millions)

	(Unaudited)			(Unaudited)
	Quarter Ended March 31,			Year Ended March 31,
	2009	2008	% change	2009	2008	% change

Transactional TV(2)
VOD	$6.1	$5.3	15%	$22.2	$18.9	17%
PPV	4.4	5.3	-17%	19.5	20.8	-6%
C-Band and other	0.2	0.2	0%	0.8	1.3	-38%
Total	$10.7	$10.7	0%	$42.6	$41.0	4%

Film Production(3)
Owned content	$2.1	$1.1	91%	$6.7	$8.1	-17%
Repped content	0.3	0.3	0%	1.3	2.0	-35%
Other	0.1	0.1	0%	0.5	2.9	-83%
Total	$2.6	$1.4	86%	$8.6	$13.1	-34%

Direct-to-Consumer
Net membership	$0.3	$0.4	-25%	$1.3	$1.4	-7%
Other	—	0.1	-100%	0.2	0.4	-50%
Total	$0.3	$0.5	-40%	$1.5	$1.8	-17%

(1) Amounts in this schedule may not sum due to rounding.

(2) Prior year net revenue from advertising has been reclassified from PPV to C-Band and other revenue to conform with the current period presentation.

(3) Other revenue was previously classified within owned content revenue and has been reclassified to conform with the current period presentation.